FOR IMMEDIATE RELEASE

Contact:                  Michael P. Gavin
President and Chief Executive Officer
(410) 529-7400

Madison Bancorp, Inc. Reports Results
For the Quarter Ended September 30, 2011

Baltimore, Maryland – November 4, 2011.  Madison Bancorp, Inc., (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported net income of $43,000 or $0.08 per basic and diluted common share for the three month period ended September 30, 2011 which represents the second quarter in its fiscal year, as compared to a net loss of $17,000 for the three months ended September 30, 2010.

Net income for the six months ended September 30, 2011 was $3,000 or $0.01 per basic and diluted common share, as compared to a net loss of $17,000 for the six months ended September 30, 2010.

During the three and six months ended September 30, 2011, the Company benefited from increased net interest income and reductions in noninterest expense, which was offset by a decrease in noninterest revenue, as compared to the same periods in 2010.

Total assets decreased to $152.5 million at September 30, 2011 from $154.0 million at March 31, 2011.  Total deposits decreased to $137.7 million at September 30, 2011 from $139.5 million at March 31, 2011.

President and Chief Executive Officer Michael P. Gavin commented, “We are encouraged by profitable operating results for the quarter despite ongoing economic challenges. We believe we are well positioned from a capital and liquidity standpoint to effectively manage during this demanding economic period. We are pleased with the improvement in operating results; however, we recognize there is still more to accomplish. While challenges remain, we continue to focus on asset quality, managing our expenses and growing our customer base.”

Madison Bancorp, Inc., the holding company for Madison Square Federal Savings Bank, closed its stock offering on October 6, 2010. A total of 608,116 shares of common stock were sold in the offering resulting in gross offering proceeds of approximately $6.1 million. Shares of Madison Bancorp common stock are trading on the OTC Electronic Bulletin Board.

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described on Madison Bancorp’s Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the SEC) on June 27, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

MADISON BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,	March 31,
	2011	2011
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$7,517,533	$8,665,829
Investment securities, available for sale	56,437,886	52,624,969
Loans receivable, net	82,885,871	86,178,498
Other real estate owned	0	434,000
Premises and equipment, net	3,845,941	3,876,969
Other assets	1,860,933	2,210,517
Total assets	$152,548,164	$153,990,782

Liabilities and Shareholders' Equity
Deposits	$137,661,547	$139,518,356
Other liabilities	706,636	833,395
Total liabilities	138,368,183	140,351,751
Total shareholders' equity	14,179,981	13,639,031
Total liabilities & shareholders' equity	$152,548,164	$153,990,782

CONSOLIDATED STATEMENTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,464,243	$1,508,644	$2,951,196	$3,062,694
Interest expense	510,750	581,262	1,033,502	1,184,109
Net interest income	953,493	927,382	1,917,694	1,878,585
Provision for loan losses	75,099	60,315	121,099	111,674
Net interest income after provision for loan losses	878,394	867,067	1,796,595	1,766,911
Noninterest revenue	82,566	104,253	127,280	207,605
Noninterest expense	918,249	988,317	1,920,391	1,991,845
Income (loss) before tax expense	42,711	(16,997)	3,484	(17,329)
Income tax expense	0	0	0	0
Net income (loss) available to common shareholders	$42,711	$(16,997)	$3,484	$(17,329)

Basic income (loss) per common share	$0.08	N/A	$0.01	N/A
Diluted income (loss) per common share	$0.08	N/A	$0.01	N/A